Exhibit 99.1

Affinity Technology Group, Inc.: Court of Appeals Publishes Opinion in Patent Cases

COLUMBIA, S.C.--(BUSINESS WIRE)--Affinity Technology Group, Inc. (OTCBB: AFFI) today announced that the United States Court of Appeals for the Federal Circuit (the “Appeals Court”) has published its opinion in the cases of its subsidiary, decisioning.com versus Federated Department Stores, TD Ameritrade and HSBC Finance Corporation. The principal issues decided by the Appeals Court involved the definition of certain terms which were the basis for the summary judgment order issued by the United States District Court for the District of South Carolina in which the cases against Federated, TD Ameritrade and HSBC were dismissed in 2007. The terms in dispute were the result of a Markman hearing held in December 2006 and included the terms “remote interface,” “verify the applicant’s identity” and “compare…and….”

In its opinion, the Appeals Court unanimously overturned and revised the District Court’s definitions of all the disputed claim terms. The Appeals Court revised the terms “verify the applicant’s identity” and “compare…and…” in the exact manner requested by and favorable to decisioning.com. However, the Appeals Court in a split decision (2-1) revised the term “remote interface” in a manner unfavorable to decisioning.com. In summary, the Appeals Court ruled that a remote interface as used in U.S. Patent No. 6,105,007, decisioning.com’s patent which covers the automated establishment of financial accounts, does not include a personal computer owned by a consumer. Rather, the Appeals Court limited the term “remote interface” to those that are publicly accessible and specifically excluded consumer-owned personal computers from the definition. One Judge on the panel wrote a dissenting opinion construing remote interface in a manner consistent with the request of decisioning.com.

Joe Boyle, Affinity’s President and Chief Executive Officer, stated, “We are very disappointed with this decision, especially given that one judge’s dissent adopted and fully supported our position. If the dissent had been adopted as the majority opinion, summary judgments would have been fully overturned in decisioning.com’s favor. The decision clearly represents a major setback for Affinity. The decision significantly and materially limits the scope of our patents. The Appeals Court affirmed the dismissal of the case against Federated and vacated in part and remanded the cases against TD Ameritrade and HSBC; however, we do not believe that the systems used by TD Ameritrade and HSBC, or in the market in general, that would infringe our patents under the restrictive definition of ‘remote interface’ is even close to the level of infringing systems if ‘remote interface’ had been defined in the manner we believe is appropriate. We are in the process of evaluating our strategic alternatives and the courses of action we may take in response to this decision. Our capital resources are nearing exhaustion and we expect that this decision will impede our ability to access new capital resources.”

About Affinity Technology Group, Inc.

Through its subsidiary, decisioning.com, Inc., Affinity Technology Group, Inc. owns a portfolio of patents that covers the automated processing and establishment of loans, financial accounts and credit accounts through a remote interface, as applicable. Affinity’s patent portfolio includes U.S. Patent No. 5,870,721C1, No. 5,940,811C1, and No. 6,105,007C1.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Affinity cannot offer any assurances that the value of its patents and business will not be permanently and materially limited by the adverse ruling of the Appeals Court described above or that it will be able to pursue or obtain any reconsideration of, or recourse from, this adverse ruling. Investors are cautioned that the Company’s business is subject to several substantial risks and uncertainties, including the results of ongoing litigation, including the Appeals Court ruling discussed above, which, combined with the Company’s very limited capital resources may make it difficult or impossible to raise additional capital in amounts sufficient to permit it to continue operations or pursue further legal options for vindicating its patent claims; the risk that the Company may further lose all or part of the claims covered by its patents as a result of challenges to its patents; the risk that its patents may be subject to additional reexamination by the U.S. Patent and Trademark Office or challenge by third parties; and, unanticipated costs and expenses affecting the Company’s cash position. Additionally, the Company does not have the cash resources to pay the judgment that will be entered against it in the Temple Ligon litigation. If the Company is unable to raise additional capital, obtain reconsideration of or relief from the adverse ruling of the Appeals Court described above or resolve or postpone the judgment in the Temple Ligon matter in a manner which will alleviate the payment of more than an insignificant amount of cash in the near term, it would be forced to consider alternatives for winding down its business, which may include offering its patents for sale or filing for bankruptcy protection. These and other factors that may cause actual results to differ materially from those expressed or implied in any forward-looking statements are discussed in greater detail in the Company's Annual Report on Form 10-K for the year ended December 31, 2007 and other filings Affinity makes with the Securities and Exchange Commission from time to time. The Company is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet Services.

CONTACT:
Affinity Technology Group, Inc.
Joe Boyle, 803-758-2511
Chief Executive Officer